DREDGING SERVICES AGREEMENT


     THIS AGREEMENT, dated July 14, 2004, is by and between DTE DICKERSON LLC, a Michigan limited liability company (hereinafter "Owner"), whose address is 425 South Main Street, Ann Arbor, Michigan 48104, and BEARD TECHNOLOGIES, INC., an Oklahoma corporation (hereinafter "Contractor"), whose address is 355 William Pitt Way, Pittsburgh, Pennsylvania 15238.

                                    RECITALS

     A. Owner is a coal processing and preparation company principally involved in the business of recovering and processing fine coal from a slurry impoundment of coal mining waste owned by it and known as the Dickerson #3 Pond located in Harrison County, Ohio (hereinafter "Dickerson Pond") at Owner's coal preparation facility ("Owner's Facility") adjacent to the Dickerson Pond.

     B. Contractor is a technical support and contracting firm with extensive expertise in slurry pond recovery operations.

     C. Owner and Contractor desire to enter into an agreement whereby Contractor will dredge/mine the Dickerson Pond and provide fine coal slurry to Owner's Facility for processing.

                                    AGREEMENT

     In consideration of the promises and covenants contained herein, Owner and Contractor hereby agree as follows:

1.   Contractor's Duties and Responsibilities

     1.1 Contractor shall provide (and be responsible for all of the costs related thereto) any and all designs, plans, know-how, labor and related benefits, supervision, materials, equipment and tools, including, without limitation, the equipment listed on Exhibit A attached hereto and maintenance, repair and replacement of such equipment, (but excluding Owner's duties and responsibilities in Section 2 hereof and the equipment to be provided by Owner described on Exhibit B attached hereto) to dredge/mine the Dickerson Pond and provide a coal/water slurry at the plant wall of Owner's Facility: (a) at the rate of 150 "dry tons" (as hereinafter defined) per hour; (b) at a consistency of 35% or higher slurry solids; and (c) with continuous operations of 24 hours per day and seven days per week (collectively, the "Performance Design Objectives"). As used herein "dry tons" shall be the summation of the products obtained by multiplying the slurry volume measurements by the corresponding percent solids content of the slurry delivered as determined by Owner as provided in Section 2. All dredging shall be conducted in accordance with the mining plan prepared by Contractor and attached hereto as Exhibit C (the "Mining Plan"). Owner has the right, but not the duty, to review the Mining Plan and suggest changes. Contractor shall maintain all of Contractor's equipment in good working order, including regular preventative maintenance, and promptly repair or replace any such equipment as necessary.

     1.2 The Contractor shall regularly consult with Owner, shall attend meetings as and when requested by Owner, shall keep Owner informed of the progress and quality of the work, and shall protect the Owner against defects and deficiencies in the planning and execution of the work.

     1.3 Contractor shall review all federal, state, and local statutes, laws, codes, rules, regulations and permits applicable to the work including, without limitation, the federal Mine Safety Act of 1977, as amended, the federal Surface Mining Control and Reclamation Act (as adopted and enforced by the state of Ohio or any subdivision thereof) and all standards, rules and regulations of the Mine Safety and Health Administration and the Ohio Department of Natural Resources (collectively, "Applicable Law"). Contractor shall ensure that its work and all its operations strictly comply with Applicable Law.

     1.4 Contractor shall perform its work expeditiously with workmanlike skill and care insuring the orderly progress of its operations.

     1.5 Contractor's services rendered in connection with this Agreement shall be performed on behalf of and solely for the exclusive benefit of Owner. Contractor shall perform all services and work in accordance with generally accepted industry practices, standards and procedures, observing the highest degree of care and skill exercised by members of the slurry pond recovery industry in the United States.

     1.6 Contractor hereby designates David Henry as project manager ("Contractor's Representative") who shall be its representative for all purposes of the project and who shall have full authority to take all actions required under this Agreement except for making any changes to the Agreement on behalf of Contractor.

     1.7 Contractor shall be solely responsible for the safety of its employees, agents, consultants, and representatives while on Owner's site and will familiarize itself with any hazards it may encounter in prosecuting its services and work hereunder. While on-site, Contractor shall strictly comply with all Applicable Law governing the site and its operations and with any safety rules, standards or requirements established by Owner at the site. Before commencing work, Contractor shall establish a safety program at the job site, a copy of which shall be delivered to Owner. Contractor assumes the entire responsibility and liability for any and all damage or injury of any kind or nature whatsoever (including death) to all persons, whether employees, agents, consultants or representatives of Contractor or otherwise, and to all property, caused by, resulting from, arising out of, or occurring in connection with this Agreement and the performance of the services and work, and shall indemnify, defend, and hold Owner harmless from and against the same. The provisions of this section shall survive the expiration or termination of this Agreement.

     1.8 Contractor shall obtain and furnish at its cost all permits and approvals necessary to conduct its operations under this Agreement in compliance with Applicable Law except for federal and state mining permits already obtained by or for the benefit of Owner. Owner shall be responsible for the cost of obtaining and maintaining such federal and state mining permits.

2.   Owner's Duties and Responsibilities

     2.1 Owner shall provide the equipment described on Exhibit B attached hereto.

     2.2 The Owner shall make available existing surveys, records, and other information describing the physical characteristics, legal limitations and utility locations for the project site. Owner makes no representations or warranties regarding the accuracy of such information.

     2.3 Subject to Section 12, Owner shall be responsible for all federal and state mining permits and approvals necessary for Contractor's operations under this Agreement.

     2.4 Owner hereby designates John Shaal as project manager ("Owner's Representative") who shall be its representative and sole contact for purposes of this Agreement and who shall have full authority to take all actions required under this Agreement on behalf of Owner. Any and all approvals, consents, directives or other actions required or requested of Owner must be approved by Owner's Representative. The above designated person may be changed only with the approval of Owner's President.

     2.5 Owner shall have the right (but not the obligation), after consultation with Contractor, to modify the Mining Plan and/or daily operations by Contractor to accommodate production requirements at Owner's Facility.

     2.6 Owner shall pay Contractor for its services in accordance with Section
4.

     2.7 Owner shall hook up and supply all electric power necessary for Contractor's operations at Owner's cost.

     2.8 Owner shall install and maintain a flow meter and density gauge to measure and calculate the dry tons delivered by Contractor. The data from Owner's flow meter and density gauge shall be used for purposes of determining payment to Contractor pursuant Section 4 and for determining compliance with Contractor's Performance Design Objectives set forth in Section 1.1.

     2.9 Owner shall provide any rigid pipe needed for the repair or replacement of the rigid pipe from the flex discharge hose to the booster sump initially installed by Owner, as set forth on Exhibit B, but Contractor shall retain the duty to maintain, repair and replace such rigid pipe initially furnished by Owner.

3.   Term of Agreement

     3.1 This Agreement shall be for an initial term of two years commencing on the date hereof and ending July 14, 2006. At its sole option, Owner may extend the term of this Agreement beyond the initial term for up to an additional four years upon the same terms and conditions set forth herein by giving written notice of its election (and the length of the extension) to Contractor at least 90 days prior to the expiration of the initial term.

4.   Payment and Compensation

     4.1 Subject to the terms and conditions set forth in this Agreement, Owner shall pay Contractor for all its services hereunder: * The dry tons delivered to Owner shall be calculated by using the data obtained by Owner its from flow meter and density gauge and applying the formula set forth in Section 1.1. Contractor shall have the right to review Owner's calculations and data used for same. Contractor shall submit invoices to Owner on the 10th day of the month following the month in which services are performed under this Agreement. Owner shall remit payments to Contractor within 15 days of Owner's receipt of appropriate invoices or the 25th day of the month following the month in which services were performed, whichever is later.

     4.2 Owner shall have the right to deduct and set off from any payments of other sums due to Contractor hereunder (a) any amounts due to Owner and its affiliates from Contractor; (b) any amounts paid by Owner to third parties on behalf of Contractor; and (c) any amounts which Owner reasonably determines, in its sole discretion, that Owner or its affiliates may in the future be required to pay to third parties or incur itself on behalf of Contractor or in consequence of Contractor's failure to comply with this Agreement. This provision shall survive the expiration or termination of this Agreement.

     4.3 If Contractor can demonstrate that its performance under this Agreement has not resulted in positive net income, determined in accordance with generally accepted accounting principles), Contractor may request a renegotiation of the compensation paid pursuant to Section 4.1, provided that Contractor has not dedicated more than 15 employees to the performance of work hereunder and Contractor has conducted its operations efficiently and in accordance with good industry practices. If the parties reach agreement regarding an adjustment to compensation, the new rate shall be effective on a date to mutually acceptable to the parties. Contractor shall continue to perform all of it obligations hereunder during a reopener at the then current compensation level. Contractor expressly agrees and acknowledges that the equipment fee shall not be considered in any reopener and may not be increased during the life of this contract. If the parties fail to reach agreement regarding an adjustment to compensation, this Agreement may be terminated in accordance with Section 12.4. Notwithstanding the foregoing, Contractor shall not have the right to reopen compensation negotiations more than once in any two year period. Owner shall have the right to inspect the books and records of Contractor to verify any or all of Contractor's costs. The parties expressly agree and acknowledge that failure to reach agreement on compensation during any re-opener negotiations is not subject to arbitration pursuant to Section 15.

5.   Insurance

     5.1 Contractor represents that it now carries and shall continue during the term of this Agreement to carry, with such insurers and under such forms or policies as are acceptable to Owner, insurance with at least the following provisions, coverage and limits:

   a.     workers Compensation                                    Statutory
          Employer's Liability
          --Each accident                                         $1,000,000
          --Disease (policy limit)                                $1,000,000
          --Disease (each employee)                               $1,000,000

   b.     Commercial General Liability
          (Covering premises/operations and personal injury,
          blanket contractual liability, XLU, independent
          contractor, completed operations and all risk
          property damage in the following minimum limits)
          --General aggregate                                     $2,000,000
          --Products - Comp/Op aggregate                          $2,000,000
          --Personal & Adv. Injury each occurrence                $1,000,000
          --Fire Damage each occurrence                           $  100,000


   c.     Business Automobile Liability (owned, hired, or
          non-owned vehicles) --Combined Single Limit             $1,000,000


   d.     Excess Umbrella Liability
          --Each Occurrence/Aggregate                             $5,000,000

     5.2 Owner, its parent and affiliated companies shall be listed as additional insured on the Commercial General Liability policy and Business Automobile Liability Policy.

     5.3 The policies shall provide that the Owner shall be given thirty (30) days prior written notice in event of cancellation or material change coverage, and shall be endorsed to include, for the benefit of Owner, a waiver of subrogation and a cross liability or severability of interest clause.

     5.4 Prior to commencement of any services hereunder, Contractor shall furnish Owner with copies of all declarations, policies, and endorsements evidencing the above coverage. Within the thirty (30) days' notice of termination, cancellation, expiration, in any policy of insurance required under this Agreement, Contractor shall deliver to Owner an acceptable replacement policy.

     5.5 If any of the policies required under this Contract are furnished with a deductible clause and an amount designated therefore, such policy shall additionally contain an endorsement which excludes the Owner from the application or operation of such deductible clause. Contractor will incur, absorb, defray and pay the amount of such deductible clause.

6.   Indemnification

     6.1 To the fullest extent permitted by law, Contractor shall defend, save hold harmless and indemnify the Owner, its representatives, employees, agents, officers, directors, and members from and against any and all liabilities, obligations, penalties, costs, claims, injuries (including death), demands, damages, expenses and losses, including, but not limited to, attorney fees, consultant fees, expert witness fees, and costs of investigation, arising in whole or in part, by reason of: (a) any negligent or tortious acts, errors or omissions of Contractor, or any of its representatives, agents, or employees;
(b) any failure by Contractor, or any of its representatives, agents, or employees to perform their obligations, either express or implied under this Agreement; or (c) any failure by Contractor, or any of its representatives, agents, or employees to comply with any Applicable Law.

     6.2 In the event any action or proceeding at law or in equity shall be brought against the Owner, or its representatives, agents, employees, officers, directors or members by reason of any claim covered hereunder, upon notice from the Owner, Contractor shall, at its sole expense, resist and defend the same.

     6.3 The provisions of this section shall survive the expiration or termination of this Agreement.


7.   Confidentiality

     7.1 Contractor and Owner and their respective employees, representatives, consultants and agents shall treat as strictly confidential throughout the term of this Agreement and thereafter indefinitely, all information regarding each others plans, programs, products, plants, processes, costs, equipment, operations or customers which may be disclosed to or come within the knowledge of either party, or any of their employees, representatives, consultants or agents.

     7.2 The provisions of this Article shall not apply to any information which a party establishes:

          i.   has been published and has become part of the public domain;

          ii. has been furnished or made known to it by third parties (other than those acting directly or indirectly for or on behalf of Owner) as a matter of legal right and without restriction on disclosure;

          iii. was in its possession prior to disclosure by one party to the other party and was not acquired by a party or any of its employees, representatives or agents directly or indirectly from the other party, or

          iv. is required by law or any governmental agency of competent authority to be disclosed, provided that the disclosing party shall provide reasonable notice to the other party so that it may seek to restrict the scope of the disclosure.

     7.3 Contractor and Owner shall each be responsible for compliance with the provisions of this section by its employees, representatives, consultants and agents. The parties acknowledge that monetary damages may be an inadequate remedy for a breach or threatened breach of this section and agrees to the award of equitable relief including an injunction, without bond, in the event thereof.

     7.4 The provisions of this article shall survive the expiration or termination of this Agreement indefinitely.

8.   Relationship of Parties

     Contractor is engaged by Owner solely for the purposes and to the extent set forth in this Agreement, and Contractor's relationship to Owner shall at all times be that of an independent contractor. Contractor shall not be deemed for any purposes whatsoever to be an agent of Owner, and shall have no authority to represent Owner or to enter into or to accept any offers, contracts or agreements on behalf of Owner, except as authorized in writing by Owner. Contractor further acknowledges and agrees that Contractor shall not be entitled to participate in any health insurance, pension plan, profit sharing plan, stock or any other benefits of Owner. Owner is interested only in the results to be achieved by Contractor, and the conduct and control of the services of Contractor shall lie with Contractor. Contractor shall have general control over the procedures employed with respect to all services to be performed by Contractor.

9.   Default

     9.1 The following shall constitute events of default by Contractor under this Agreement:

          a. Contractor shall fail to comply with any of the terms and conditions of this Agreement, or any Applicable Law, and shall fail to cure the same within three (3) days after written notice from Owner; or

          b. Contractor becomes insolvent; makes a general assignment for the benefit of creditors; or a receiver or trustee is appointed with respect to Contractor's assets.

          c. Contractor fails to obtain, or maintain in full force, the insurance required by Section 5.

     9.2 The following shall constitute events of default by Owner under this
Agreement:

          a. Owner shall fail to comply with any of the terms and conditions of this Agreement and shall fail to cure the same within three (3) days after written notice from Contractor; or

          b. Owner becomes insolvent; makes a general assignment for the benefit of creditors; or a receiver or trustee is appointed with respect to Owner's assets.

10.  Suspension

     10.1 Owner may suspend Contractor's performance at any time without any liability to Contractor (including but not limited to the payments made pursuant to Section 4) in the event Contractor fails to meet the performance objectives or otherwise perform in accordance with the terms of this Agreement, or in the event of a Force Majeure affecting Owner.

     10.2 Owner may, upon notice to Contractor, confirmed in writing, suspend Contractor's performance under this Agreement at any time and from time to time for any period of time without any liability to Contractor except for the "Standby Charge", as hereinafter defined. During any such period of suspension, Contractor shall maintain its equipment and labor force in a ready state and shall be prepared to resume operations upon three (3) days notice from Owner. The Standby Charge shall be * per day plus continued payment of the Equipment Fee.

11.  Termination

     11.1 This Agreement may be terminated for cause by either party upon written notice if the non-terminating party is in default under Section 9.

     11.2 Notwithstanding anything to the contrary contained in Section 3, Owner shall have the right to terminate this Agreement whenever, in its sole good faith judgment, it determines that the Dickerson project is no longer commercially viable. As used herein "commercially viable" shall include, but not be limited to, such factors as operating costs of the plant, dredge or any ancillary activities; inability to obtain, maintain or comply with any regulatory or other governmental requirements; additional capital expenditures; and operational problems associated with the Dickerson plant. Termination shall become effective at such time as specified in the written notice of termination Owner provides Contractor, specifying the extent to which Contractor's performance under this agreement, in general, if terminated, but in no event earlier than three (3) days after receipt. Upon receipt of the notice, Contractor shall submit to Owner its final invoice, together with an amount equal to *.

     11.3 Owner may terminate this Agreement at its option at any time after the first three months of the initial term if Contractor has not met the Performance Design Objectives for any three consecutive months by written notice to Contractor. Upon receipt of the notice of termination, Contractor shall submit to Owner its final invoice for services rendered up to the date of termination, which Owner shall pay within 15 days together with an additional *.

     11.4 Either party may terminate this Agreement at its option upon three months written notice if, after Contractor reopens pricing pursuant to Section 4.3, the parties are unable to reach agreement on compensation to be paid to Contractor.

12.  Mining Permits

     It shall be a condition precedent to Owner's continuing obligations under this Agreement that all federal and state mining permits and approvals for the Dickerson Pond necessary to the performance of this Agreement remain in full force and effect during the term hereof. Upon failure of the foregoing condition for any reason other than the gross negligence or willful misconduct of Owner, Owner shall have no further obligations under this Agreement.

13.  Effect of Payment

     Acceptance by Contractor of final payment or of the payment upon termination shall constitute full and complete payment for all services and a waiver of all claims against Owner of any type whatsoever. No payment made under this Agreement shall be conclusive evidence of the performance of the services, either in whole or in part, and no payment, including final payment, shall be construed to be an acceptance of defective work.

14.  Arbitration

     14.1 Contractor shall notify Owner in writing of any claim that it intends to assert against Owner within seven calendar days after the occurrence of the event or circumstances giving rise to such claim. Such notice shall state the date the claim arose, describe the circumstances of the claim, the impact on Contractor's operations, and the resulting damages. Failure to give proper notice shall constitute a waiver of the claim and all rights arising out of such circumstances.

     14.2 All claims, disputes and other matters in question between the parties to this Agreement arising out of or relating to this Agreement or the breach thereof, other than claims for equitable relief, shall be decided by binding arbitration in Pittsburgh, Pennsylvania. Such arbitration shall be in accordance with the Construction Industry Arbitration Rules of the American Arbitration association then applicable unless the parties mutually agree otherwise.

     14.3 The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

     14.4 In the event of any legal proceeding or arbitration, the prevailing party shall be entitled to all costs, including reasonable attorney fees incurred in the proceeding.

15.  Force Majeure

     Except as provided in Section 10, neither party shall be liable for delays or failures in performance hereunder when prevented by conditions of severe weather, fire, Acts of God, catastrophe or other extreme events that were not reasonably foreseeable, are beyond the reasonable control of the party claiming excuse and are of general widespread effect (collectively, "Force Majeure"), provided that the affected party provides prompt notice to the other party and takes all reasonable steps to mitigate the effect and duration of the Force Majeure. Force Majeure events shall not include Contractor's equipment failure, or adverse or unexpected conditions experienced in the mining of the slurry. In the event Contractor claims excuse due to Force Majeure, Owner shall not be obligated to pay the Equipment Fee (prorated) during any period that Contractor's performance is excused.

16.  Option to Purchase Equipment

     If Owner elects its option to extend this Agreement for a minimum term of 3 years, Owner shall have the exclusive right and option to purchase Contractor's equipment described on Exhibit A at any time after the 36th month at its then fair market value determined by agreement of the parties or by independent appraisal by a mutually acceptable appraiser. The cost of the appraisal shall be borne by Owner. Owner shall exercise its option, if at all, by written notice to Contractor. Upon the closing of the purchase of the equipment, if this Agreement continues if effect, Owner shall thereafter furnish such equipment for Contractor's use hereunder and Owner's obligation to pay fixed monthly fees shall terminate. Notwithstanding the preceding paragraph, at any time that Contractor is in default under Section 9.1 of this Agreement, Owner shall have the right, but not the obligation, to purchase the equipment described on Exhibit A at its then current fair market value as determined as provided above.

17.  General Provisions

     17.1 This Agreement sets forth the entire agreement between Owner and Contractor and supercedes and annuls all prior agreements, contracts, promises, understandings or representations, of any nature, made at any time between the parties relating to the subject matter of this Agreement. This Agreement may be amended only by a written instrument executed by both parties.

     17.2 This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective, legal representatives, successors and permitted assigns.

     17.3 The paragraph headings herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     17.4 All notices under this Agreement shall be effective upon receipt at the addresses set forth below if sent by certified mail, postage prepaid, with return receipt requested, by recognized overnight delivery service, by hand delivery or by confirmed telecopy transmission.

      If to Owner:                   DTE Peptec, Inc.
                                     425 South Main Street, Suite 201
                                     Ann Arbor, Michigan 48104
                                     Attention: Paul A. Spurgeon
                                     President
                                     Fax No. (724)-916-0278

      With a copy to:
                                     James D. Russell, Esq.
                                     Assistant General Counsel
                                     425 South Main Street, Suite 201
                                     Ann Arbor, Michigan 48104
                                     Fax No. (734)-994-5842

      If to Contractor:              Beard Technologies, Inc.
                                     355 William Pitt Way
                                     Pittsburgh, Pennsylvania  15238
                                     Attention:   David Henry
                                     Fax No. (412) 826-5399

      With a copy to:                Herb Mee, Jr.
                                     The Beard Company
                                     5600 N. May Ave., Suite 320
                                     Oklahoma City, Oklahoma 73112
                                     Fax No. (405) 842-9901

     17.5 The rights and obligations between Owner and Contractor under this Agreement are personal to them and may not be assigned, transferred, or subcontracted by Contractor without the prior written consent of Owner.

     17.6 Nothing in this Agreement shall be construed to confer any rights or benefits upon third parties.

     17.7 Neither party shall be liable to the other for consequential damages in connection with any breach under this Agreement.

     17.8 Owner's review, approval, acceptance of, or payment for, any of the services required under this Agreement shall not be construed to operate as a waiver of any rights under this Agreement or of any cause of action arising out of the performance of this Agreement, and Contractor shall be and remain liable to Owner in accordance with applicable law for all damages to Owner caused by the Contractor's performance of any of the services furnished under this Agreement.

     17.9 In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained within the body of this Agreement.

     17.10 The internal laws of the State of Michigan without regard to conflicts of laws principles shall govern the validity, performance and enforcement of this Agreement.

     17.11 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

18.  Owner's Right to Mine

     At any time and from time to time, Owner may mine the pond or move materials, including slurry, out of the pond or into the area being dredged by Contractor. Owner shall conduct such activities to minimize any disruption to Contractor's operations.

     Executed as of the date set forth above.

         OWNER:           DTE DICKERSON, LLC
                          a Michigan limited liability company

                                   /s/ PAUL SPURGEON
                          By:      ________________________
                                   Paul Spurgeon
                          Its:     President


         CONTRACTOR:      BEARD TECHNOLOGIES, INC.
                          an Oklahoma corporation

                                   /s/ C. DAVID HENRY
                          By:      __________________________
                                   C. David Henry
                          Its:     President

                                    EXHIBIT A

                             Contractor's Equipment


       Dredge
       Wenches
       Flex Discharge Hose
       Service Boats
       Booster Pump with 350 HP VF Drive

                                    EXHIBIT B

                                Owner's Equipment

       Mobile Winch Achors
       Power Connection
       Rigid Pipe As Necessary From Flex Discharge Hose at dredge to Contractor's Booster Pump
           (Installed by Contractor)
       Pipe From Booster Tank to Buffer Tank Buffer Tank Buffer Tank Pump Return Water Pump Return Water Pipe Sump and Tank Level Controls Rigid Pipe Valves Plant PLC Modifications and Programming Rigid Replacement Pipe (Installed by Contractor) Mass Flow Instrumentation (flow meter and density gauge)

                                    EXHIBIT C

                               Equipment Schedule
                  *


_______________

* Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.